EXHIBIT 23(A)




INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Florida Power & Light Company on Form S-3 of our report dated February 8, 2002, except for Note 18, as to which the date is March 25, 2002, appearing in the Annual Report on Form 10-K of Florida Power & Light Company for the year ended December 31, 2001 and to the reference to us under the heading "Experts" in the Prospectus, which is incorporated by reference in this Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Miami, Florida
December 6, 2002